Exhibit 99.1

Celldex Therapeutics Appoints Diane C. Young, M.D. as Senior Vice President, Chief Medical Officer

HAMPTON, N.J., June 24, 2019 — Celldex Therapeutics, Inc. (NASDAQ:CLDX) today announced the appointment of Diane C. Young, M.D., as Senior Vice President, Chief Medical Officer, effective July 8, 2019. Over the span of a 30 year career, Dr. Young, a medical oncologist, has led clinical and cross-functional research and development teams responsible for the global development of numerous novel therapies from Phase 1 through successful product registrations.

“Dr. Young’s notable career and strong track record of successful drug development make her an important addition to Celldex,” said Anthony Marucci, Co-founder, President and Chief Executive Officer of Celldex Therapeutics. “Her proven leadership will strengthen our clinical development efforts and support the continued progress of our product pipeline.”

“I look forward to working with the Celldex team to advance a novel pipeline that I believe holds significant opportunity for patients and their families,” said Dr. Young. “Celldex’s scientific vision and emerging data from the CDX-3379 and CDX-1140 programs make this an exciting time to be joining the organization, and I look forward to helping to advance these compounds and earlier stage candidates to their full potential.”

Dr. Young most recently served as the Chief Medical Officer of GTx, Inc., a public biopharmaceutical company focused on developing small molecules that target nuclear hormone receptors. Previously, she spent 13 years at Novartis Oncology in senior leadership roles in global clinical development and medical affairs. As the Head of Oncology Clinical Development, she directed the clinical programs leading to successful regulatory approvals for EXJADE®, GLIVEC®, FEMARA®, AFINITOR®, RYDAPT®, JAKAVI® and FARIDAK® among others. Prior to Novartis, Diane held senior leadership positions in clinical development at the  R.W. Johnson Pharmaceutical Research Institute of Johnson & Johnson, Hoffman-La Roche and Sandoz.

Dr. Young received her A.B. in Biochemical Sciences at Harvard University and her M.D. from Harvard Medical School. Her postdoctoral training included an Internal Medicine Residency at Johns Hopkins Hospital and Vanderbilt Hospital followed by an Oncology Fellowship at the Dana-Farber Cancer Institute. She is board certified in Internal Medicine and Medical Oncology.

Exjade®, Glivec®, Femara®, Afinitor®, Rydapt®, Jakavi® and Faridak® are registered trademarks of Novartis.

About Celldex Therapeutics, Inc.

Celldex is developing targeted therapeutics to address devastating diseases for which available treatments are inadequate. Our pipeline includes immunotherapies and other targeted biologics derived from a broad set of complementary technologies which have the ability to engage the human immune system and/or directly inhibit tumors to treat specific types of cancer or other diseases. Visit www.celldex.com.

Forward Looking Statement

This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct or that those goals will be achieved, and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, our ability to successfully complete research and further development and commercialization of Company drug candidates; our ability to obtain additional capital to meet our long-term liquidity needs on acceptable terms, or at all, including the additional capital which will be necessary to complete the clinical trials that we have initiated or plan to initiate; our ability to maintain compliance with Nasdaq listing requirements; our ability to realize the anticipated benefits from the acquisition of Kolltan; the uncertainties inherent in clinical testing and accruing patients for clinical trials; our limited experience in bringing programs through Phase 3 clinical trials; our ability to manage and successfully complete multiple clinical trials and the research and development efforts for our multiple products at varying stages of development; the availability, cost, delivery and quality of clinical and commercial grade materials produced by our own manufacturing facility or supplied by contract manufacturers, who may be our sole source of supply; the timing, cost and uncertainty of obtaining regulatory approvals; the failure of the market for the Company’s programs to continue to develop; our ability to protect the Company’s intellectual property; the loss of any executive officers or key personnel or consultants; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company’s products; and other factors listed under “Risk Factors” in our annual report on Form 10-K and quarterly reports on Form 10-Q.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact

Sarah Cavanaugh

Senior Vice President, Corporate Affairs & Administration

Celldex Therapeutics, Inc.

(781) 433-3161

scavanaugh@celldex.com